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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 Amendment No. 1

                                 SCHEDULE 14D-1

                   Tender Offer Statement Pursuant to Section
                14(d)(1) of the Securities Exchange Act of 1934,

                          Guaranty National Corporation
                            (Name of Subject Company)

                            Orion Capital Corporation
                                    (Bidder)

                     Common Stock, par value $1.00 Per Share
                         (Title of Class of Securities)

                                    401192109
                      (CUSIP Number of Class of Securities)

                            Michael P. Maloney, Esq.
                               9 Farm Springs Road
                          Farmington, Connecticut 06032
                                 (860) 674-6600
   (Name, address and telephone number of person authorized to receive notices and communications on behalf of bidder)

                                    Copy to:

                              John J. McCann, Esq.
                         Donovan Leisure Newton & Irvine
                              30 Rockefeller Plaza
                            New York, New York 10112
                                 (212) 632-3000
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                                  INTRODUCTION


      This Statement is filed by Orion Capital Corporation ("Orion") This Statement relates to the tender offer of Orion to purchase all outstanding shares of common stock, par value $1.00 per share (including any associated stock purchase rights) (the "Shares"), of Guaranty National Corporation, a Colorado corporation ("Guaranty") for $36.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Orion's Offer to Purchase dated November 5, 1997 (the "Original Offer to Purchase") as supplemented by the Supplement to the Offer to Purchase dated December 1, 1997 which is attached hereto as Exhibit (a)(10) (together referred to as the "Offer to Purchase") and the related Letter of Transmittal which together with amendments or supplements thereto constitute the Offer (the "Offer"). The Offer is being made pursuant to the Agreement and Plan of Merger dated October 31, 1997 between Orion and Guaranty, which also provides for the merger (the "Merger") of a wholly-owned subsidiary of Orion with and into Guaranty. If the Merger is consummated, each Share outstanding immediately prior to the time when the Merger becomes effective , other than Shares as to which dissenters' rights of appraisal have been duly and timely asserted and perfected under the Colorado Business Corporation Act, and Shares held by Orion, its wholly-owned subsidiaries or Guaranty, will be converted into the right to receive $36.00 in cash per Share, without interest, all as more fully described in the Offer to Purchase referred to herein.




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      This Statement amends the Schedule 14D-1 of Orion dated November 5, 1997
(as hereby amended, the "Schedule 14D-1") by incorporating by reference herein the information set forth in the press release, dated December 1, 1997 of Orion attached hereto as Exhibit (a)(11). This Statement also amends Items 10 and 11 by adding the information set forth below. Except as otherwise indicated herein, the Schedule 14D-1 remains unchanged in all respects. Capitalized terms not defined herein are deemed defined as set forth in the Offer to Purchase and Orion's Tender Offer Statement on Schedule 14D-1.


Item 10. Additional Information.

      The following information is hereby added to Item 10 of the Schedule
14D-1:

       (a). All conditions to the Offer, other than receipt of necessary governmental approvals, must be satisfied or waived prior to the acceptance of Shares for payment pursuant to the terms of the Offer. When a condition has not been satisfied the existence of which is to be determined in the sole discretion of Orion, Orion will exercise its reasonable good-faith judgment in determining whether the occurrence or non-occurrence of the event giving rise to such condition makes it inadvisable to proceed with the Offer or with acceptance for payment for the Shares.

References in "THE OFFER -- Section 10. Certain Conditions of the Offer" of the Original Offer to Purchase to Orion's right to terminate, amend or extend the Offer or to delay acceptance for payment or payment if all conditions are not satisfied or waived should not be interpreted as reserving to Orion the right to accept Shares and subsequently to invoke the existence of a condition as a basis on which to withhold payment for and return of the Shares tendered and accepted. The reservation by Orion of the right to delay payment for Shares is subject to the provisions of applicable law under Rule 14e-1 promulgated under the Exchange Act, which require that Orion pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after termination or withdrawal of the Offer.



       (f) The information set forth in the Supplement to the Offer to Purchase dated December 1, 1997, a copy of which is attached as Exhibit (a)(10) hereto is incorporated herein by reference.

Item 11. Material to be Filed as Exhibits.

      (a)(10)     Supplement to the Offer to Purchase dated December 1, 1997.

      (a)(11)     Form of press release issued on December 1, 1997.

      (g)(2)      Amendment No. 1 to Rule 13e-3 Transaction Statement on
Schedule 13E-3 dated November 25, 1997.




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       (g)(3) Amendment No 2 to Rule 13e-3 Transaction Statement on Schedule
13E-3 dated December 1, 1997.




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                                    SIGNATURE

      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 1, 1997

                                    ORION CAPITAL CORPORATION




                                    By: /s/ Michael P. Maloney

                                        ----------------------------------------
                                    Name:   Michael P. Maloney
                                    Title:  Senior Vice President, Secretary and
                                              General Counsel




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                                  EXHIBIT INDEX


Exhibit                                  Description
-------                                  -----------
(a)(10)       Supplement to the Offer to Purchase dated December 1, 1997.

(a)(11)       Form of press Release issued on December 1, 1997.

 (g)(2)       Amendment No. 1 to Rule 13e-3 Transaction Statement on Schedule
              13E-3 dated November  25, 1997.

 (g)(3)       Amendment No. 2 to Rule 13e-3 Transaction Statement on Schedule
              13E-3 dated December 1, 1997.





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